Exhibit 99.1

BANGLA PROPERTY MANAGEMENT, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 2005

	Bangla	Merger Sub Combined with Jiahui	Combined Total	Pro forma Adjustments	Pro forma Adjustments See Note 2	Pro forma combined
ASSETS

Cash	$769	$350,758	$351,527	(1)	$(669)	$350,858
Accounts receivable, net of allowance	10,680	1,953,556	1,964,236	(1)	(10,680)	1,953,556
Account and loans receivable, related parties	1,195	851,047	852,242	(1)	(1,195)	851,047
Prepaid expense	92	—	92	(1)	(92)	92
Property and equipment, net of depreciation	55,148	13,482,973	13,538,121	(1)	(55,148)	13,482,973
Long-term investments	—	362,450	362,450			362,450
Due from affiliates	—	3,059,722	3,059,722			3,059,722
Other assets	—	1,262,236	1,262,236			1,262,236

Total Assets	$67,884	$21,322,742	$21,390,626		$(67,784)	$21,322,842

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$13,817	$1,372,715	$1,386,532	(1)	$(13,817)	$1,372,715
Current portion of long term debt	1,892	—	1,892	(1)	(1,892)	—
Bank loans	—	7,261,085	7,261.085			7,261,085
Due to affiliates	—	2,148,830	2,148,830			2,148,830
Customer deposits	—	10,657	10,657			10,657
Taxes payable	—	545,357	545,357			545,357
Due to officers	—	3,120,217	3,120,217			3,120,217
Long term debt	39,476	465,108	504,584	(1)	(39,476)	465,108
Participating interest	—	3,325,155	3,325,155	(3)	(3,325,155)	—

Total Liabilities	55,185	18,249,124	18,304,309		(3,380,340)	14,923,969

Minority interest				(4)	621,961	621,961

Common shares	30,525	—	30,525	(1)	(30,425)	5,776,912
				(2)	3,073,618
				(3)	3,325,155
				(4)	621,961
Members equity	—	3,073,618	3,073,618	(2)	(3,073,618)	—
Accumulated other comprehensive income	1,148	—	1,148	(1)	(1,148)	—
Retained earnings (deficit)	(18,974)	—	(18,974)	(1)	18,974	—

Total Stockholders’ Equity	12,699	3,073,618	3,086,317		2,718,750	—

Total Liabilities minority interest and Stockholders’ Equity	$67,884	$26,322,742	$21,390,626		$(67,784)	$21,322,842

BANGLA PROPERTY MANAGEMENT, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDING JUNE 30, 2005

	Bangla	Merger Sub Combined with Jiahui	Combined Total	Pro forma Adjustments		Pro forma Adjustments See Note 2	Pro forma combined
Revenues

Sales	$—	$1,699,940	$1,699,940		$		$1,699,940
Other	10,043	22,476	32,519	(1)		(10,143)	22,476

Total	10,043	1,722,416	1,732,459			(10,143)	1,722,416
Less: Cost of revenues	—	1,274,955	1,274,955			—	1,274,955

Gross profit	10,043	447,461	457,504			(10,143)	447,461

Operating Expense
Depreciation	447	13,298	13,745	(1)		(447)	13,298
Taxes, other than income	328	84,997	85,325	(1)		(328)	84,997
Selling, general and administrative expense	10,652	211,320	221,972	(1)		(10,652)	211,320

Total operation expenses	11,427	309,615	321,042			(11,427)	309,615

Income (loss) from operations	(1,384)	137,846	136,462			1,384	137,846

Other income and expenses

Interest expense	395	—	395	(1)		(395)	—

Income before income taxes	(1,779)	137,846	136,067			1,779	137,846
Provisions for income taxes	—	49,878	49,878			—	49,878

NET INCOME (LOSS)	(1,779)	87,968	86,189			1,779	87,968

Foreign currency translation adjustment	(230)	—	(230)	(1)		230	—

Compressive income (loss)	$2,009	$87,968	$85,959			$(2,009)	$87,968

Pro forma net income per common share
Basic	*						*

Weighted average of Pro forma shares outstanding
Basic	7,325,000						17,325,000

*Less than $0.01 per share

BANGLA PROPERTY MANAGEMENT, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDING MARCH 31, 2005

	Bangla	Merger Sub Combined with Jiahui	Combined Total	Pro forma Adjustments		Pro forma Adjustments See Note 2	Pro forma combined
Revenues

Sales	$—	$9,475,161	$9,475,161		$		$9,475,161
Other	37,009	229,032	266,041	(1)		(37,009)	229,032

Total	37,009	9,704,193	9,741,2023			(37,009)	9,704,193
Less: Cost of revenues	—	7,106,370	7,106,370				7,106,370

Gross profit	37,009	2,597,823	2,634,832			(37,009)	2,597,823

Operating Expense
Depreciation	979	56,438	57,417	(1)		(979)	56,438
Taxes, other than income	951	473,758	474,709	(1)		(951)	473,758
Selling, general and administrative expense	27,246	443,679	470,925	(1)		(27,246)	443,679

Total operation expenses	29,176	973,875	1,003,051			(29,176)	973,875

Income from operations	7,833	1,623,948	1,631,781			(7,833)	1,623,948

Other income and expenses:

Interest expense	(1,119)	—	(1,119)	(1)		1,119	—

Income before income taxes	6,714	—	1,630,662			(6,714)	—
Provisions for income taxes	—	363,179	363,179			—	363,179

NET INCOME	6,714	1,260,769	1,267,483			(6,714)	1,260,769

Foreign currency translation adjustment	1,378	—	1,378	(1)		(1,378)	—

Compressive Income	$8,092	$1,260,769	$1,268,861			$(8,092)	$1,260,769

Pro forma net income per common share	*						$0.07
Basic
Weighted average of Pro forma shares outstanding
Basic	7,325,000						17,325,000

*Less than $0.01 per share

BANGLA PROPERTY MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, Management, however, believes that the disclosures are adequate to make the information presented not be misleading.

NOTE 2 – PRO FORMA ADJUSTMENTS

Pro forma adjustments are as follows:

  To record the disposal of Bangla’s assets and liabilities and to show the sale of Bangla’s subsidiary for an agreed amount of $100.00 as provided in the Acquisition agreement.

  To record the “Members Equity” of the acquired company as “Merger Consideration” in exchange for the issuance of 10,000,000 shares of Bangla’s common stock.

  To provide for the forgiveness of “participating interest” indebtednesses by shareholders as provided in the Acquisition agreement.

  To reduce the Common Share amount to give effect to a 9.72% minority interest of the acquired company as provided in the Acquisition agreement.